Exhibit 99.1

Contact: Darren Daugherty Director, Investor Relations (281) 492-5370

Diamond Offshore to Release Fleet Status Report Each Quarter

HOUSTON, June 12, 2015 — Diamond Offshore Drilling, Inc. (NYSE: DO) today announced that it will issue its future fleet status reports each calendar quarter concurrent with the release of its quarterly earnings. The Company has historically issued its fleet status reports on a monthly basis. The change from monthly to quarterly reporting is intended to better protect sensitive customer and contract information in light of competitive dynamics in the offshore drilling industry.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing contract drilling services to the energy industry around the globe with a total fleet of 35 offshore drilling rigs, including one rig under construction. Diamond Offshore’s fleet consists of 24 semisubmersibles, one of which is under construction, five dynamically positioned drillships, and six jack-ups. Additional information about the Company and access to the Company’s SEC filings are available at www.diamondoffshore.com. Diamond Offshore is owned 53% by Loews Corporation (NYSE: L).

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